PROFESSIONAL DIVERSITY NETWORK Technology - Driven Solution to a Diverse Workforce www.prodivnet.com Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated April 3, 2015 Relating to Preliminary Prospectus Supplement dated April 3, 2015 Registration Statement No. 333 - 201341

SAFE HARBOR Notice Regarding Forward - Looking Statements This presentation contains forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 . All statements regarding Professional Diversity Network’s (“PDN” or the “Company”) expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “ reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward - looking statements . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in the Company’s annual report on Form 10 K and filings with the Securities and Exchange Commission (the “SEC”) . Moreover, the Company operates in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for Company management to predict all risks, nor can the Company assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements the Company may make . In light of these risks, uncertainties and assumptions, the forward - looking events and circumstances discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . These risk factors are listed from time to time in PDN’s SEC filings, including but not limited to its annual report Form 10 - K filed on March 31 , 2015 . Forward looking statements speak only as of the date they were made, and PDN does not assume any obligation to publicly update or revise any forward - looking statements for any reason . Professional Diversity Network, Inc . , (the “issuer”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates . Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may get these documents for free by visiting EDGAR on the SEC Web site at www . sec . gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 212 - 813 - 1010 or emailing prospectus@aegiscap . com . 2

• Founded in 2003, headquartered in Chicago • Diversity Recruitment and Compliance Resource providing online relationship recruitment and affinity networking • 9.9 million users and 218,000 new registered users in March 2015. WHO WE ARE Financial Data As of December 31, 2014 3 Ticker: NASDAQ: IPDN Shares Outstanding 12.9 million Key Management Ownership 64.4%

DIVERSITY RECRUITMENT KEY PERFORMANCE INDICATORS 4 • 3.5 Million Professional Diversity Network Users • 6.2 million TCPA Opt - In Job Seekers • Over 700,000 NAPW members • Over 20,000 in - bound calls from jobs seekers conducted weekly • Eight affinity networking communities • Extensive and growing diverse talent pool • Premiere diversity recruitment resource to leading employers • Serving employers who are subject to EEOC, Affirmative Action and OFCCP regulations relating to employing a diverse workforce

WHY INVEST IN PDN • B alance sheet supported by $6.7 million in cash and short - term investments and over $53.6 million of stockholders’ equity, gross profit margins of over 70% • We believe PDN is uniquely positioned to be the leading resource to reach and recruit diverse talent among the audience of almost 72MM women and 55MM diverse Americans in the US workforce* • Intensifying regulations to hire diverse candidates have increased employers’ need for diversity recruitment outreach and hiring • Increasing momentum: $11.2 million in unaudited sales bookings in the first quarter of 2015, versus $1.6 million during the first quarter of 2014 • Registered users during 2014 increased 14%, with over 3.4MM users in our user base and over 700,000 in our NAPW database • Proprietary technology now increasing web traffic, job seeker applications and operating efficiencies • Currently providing diversity recruitment services for some of the nation’s largest employers 5 * Source : Catalyst.org

81% GROSS PROFIT MARGIN Y/E 2014 ONLINE DIVERSITY RECRUITMENT • Job Postings • Online Recruitment Advertising • Diversity Recruitment Compliance Services • Career Fairs NAPW MEMBERSHIP SALES • Premium NAPW Membership Sales • NAPW Promotional Services • NAPW Corporate Sales • NAPW Events CAREER ADVISORY SERVICES • Higher Education Lead Sales • Data Sales • Online Advertising HIRE ADVANTEDGE • Cost Per Qualified Applicant • Additional Output of Career Consultation • More Efficient Than Job Postings

0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 3,000,000 3,500,000 2008 2009 2010 2011 2012 2013 2014 97,000 315,000 1,007,000 1,742,000 2,301,000 2,646,000 3,487,000 Registered Users Across PDN Network 1. Year ending December 31 st of each year 2. Does not include NAPW membership 3. 2013 and 2014 includes partner membership 7 PDN Registered User Growth 218,000 New Registered Users March 201 5

GROWING DIVERSIFIED REVENUE COMPONENTS OF PROFESSIONAL NETWORKING • Digital Diversity Recruitment to Leading Fortune 1,000 Employers o Our direct sales force bookings increased by 400% in 2014, with over 70% Gross Profit Margins • Premium Memberships for National Association of Professional Women o Over 60,000 members receive enhanced benefits for annual membership fee • Education Referrals to Diverse Job Seekers o Career counseling services to over 1 million job seekers annually, resulting in revenue from career and education referrals • Diversity Career Networking Events o Producing 30 professional networking events held throughout the country, hosted and managed by our recently acquired events division • Sales of Recruitment Services for Diverse Professional Organizations o PDN operates job boards and distributes job postings and recruitment advertising for numerous diverse professional organizations and websites 8

FINANCIAL HIGHLIGHTS Through December 31, 2014 • B alance sheet supported by $6.7 million in cash and short - term investments over $53.6 million of stockholders’ equity • G ross profit margin of 81% in fiscal 2014 • L iquidity position provides resources to support long - term growth strategy • Successfully completed two acquisitions in 2013 – adding technology strength, product offering breadth, depth and growth of brand awareness • Acquired NAPW in September 2014 and the assets of Global Outreach Ventures in November 2014 “Noble - Voice” • Unaudited booked revenues in the 1st quarter of 2015 exceeded $11.2 million compared to $1.6 million in the same quarter of 2014 • Large and growing addressable market for diverse talent and professional networking 9

STATEMENT OF OPERATIONS 10 Year Ended December 31 (in thousands) Change (Dollars) Change (Percent) 2014 2013 Revenue’s Recruitment services $2,921 $2,468 453 18.4% Consumer advertising and consumer 1,492 1,566 (74) (4.7%) Membership fees and related services 5,932 - 5,932 100.0% Lead generation revenues 1,061 - 1,061 100.0% Product sales and other revenue 238 - 238 100.0% Total revenues 11,644 4,035 7,610 188.6% Costs and expenses: Cost of services 2,154 1,153 1,001 86.8% Sales and marketing 8,041 2,347 5,694 242.6% General and administrative 6,392 2,268 4,124 181.8% Depreciation and amortization 1,084 282 802 284.4% Gain on bargain purchase of business (430) - (430) 100.0% Gain on sale of property and equipment - (4) 4 (100.0%) Total costs and expenses 17,241 6,045 11,195 185.2% Loss from operations 5,598 (2,010) (3,585) (178.5%) Other expense, net (1,114) (137) (977) 713.1% Change in fair value of warrant liability (9) 330 (339) (102.7%) Income tax benefit (3,062) (381) (2,681) 703.7% Net Loss $ (3,658) $ (1,436) $ (2,220) 154.7%

BALANCE SHEET 11 1. Other current assets include Incremental direct c osts , prepaid l icense f ee , and other prepaid expenses. 2. Other assets include goodwill and intangible assets net of accumulated amortization, merchant r eserve , security d eposits and other misc. assets. Source: PDN All Figures in $ Year Ended December 31, 2013 Year Ended December 31, 2014 Assets $22,020,197 $74,592,472 Current Assets $20,053,701 $11,844,718 Cash and Short - Term Investments $18,736,495 $6,718,345 Account Receivables $1,218,112 $3,448,748 Other Current Assets (1) $99,094 $1,677,625 Fixed Assets $54,781 $874,769 Other Assets (2) $1,911,715 $61,872,985 Liabilities and Equity $22,050,197 $74,592,472 Liabilities $1,521,064 $20,950,450 Current Liabilities $1,521,064 $17,842,893 Long - Term Liabilities (Deferred taxes and rent) $3,107,557 Equity $20,499,133 $53,642,022 Common Stock $63,182 $127,280 Paid in Capital $21,883,593 $58,646,322 Accumulated Deficit ($1,436,387) ($5,094,463) Treasury Stock ($11,255) ($37,117)

GROWTH STRATEGY

Accelerating Revenue and Diversifying Client Base

- Grew revenue bookings from $1.6MM in Q1 2014 to $11.2MM in Q1 2015
- Diversified revenues in Q1 2015
  - 18,436 Individuals
  - 320 Businesses
- Launched new products and services
  - Hire AdvantEdge – Sourced and qualified candidate delivery product
  - Corporate professional networking – Providing companies with an NAPW membership for all their female professionals
  - Paid premium memberships – NAPW premium memberships

Operational Excellence

- Implementing significant cost reductions by eliminating redundant functions and non-recurring expenses related to acquisitions
- Recruited leading senior management, including Jorge Perez, recently Senior Vice President of Manpower Group for the Americas
- Built and deployed new cloud-based CRM and networking site for NAPW

Continued Organic and Inorganic Growth

- Mature existing assets
- Leverage existing assets
- Seek additional value-added assets



Professional Diversity Network

12

OUR DIVERSITY RECRUITING ECOSYSTEM 13 Nationwide Networking Conferences, Events & Career Fairs Compliance Suite Targeted Email Campaigns Employer Dashboard Patented smart Online Resume Builder Recruitment Media Campaigns Social Media Platforms Talent Communities Sourcing + Text Message Jobs + Applies

MOBILE AND TABLET FRIENDLY • One site for every screen provides a consistent experience GEOGRAPHICALLY AND OCCUPATIONALLY TARGETED • Culturally relevant recruitment for active and passive candidates • Promotion of corporate culture of diversity and inclusion • Connect and network with recruiters and diverse talent SEMANTIC SEARCHING (EMPLOYER OR SEEKER) • Advanced analytics to match diverse talent to career opportunities • Incorporation of location, current trends, word variations and other natural language elements PROFESSIONAL DIVERSITY NETWORK AFFINITIES LGBT Professionals Asian Professionals Veteran Professionals Latino Professionals Female Pr ofessionals Disabled Professionals Black Professionals

MULTICULTURAL AMERICA Non - Hispanic white 64% Hispanic 16% African American 12% Asian 5% Did not identify racially or ethnically 3% Non-Hispanic white Hispanic African American Asian Did not identify racially or ethnically Source: Bureau of Labor Statistics’ “The Employment Situation — June 2012” U.S. Census data estimates that by 2050, 83% of the growth in the working age population will be comprised of new immigrants and their children. Continuing Population Shift Is Changing The Professional Workforce 15

16 WOMEN’S MEDIAN EARNINGS 80% OF MEN’S 78MM WOMEN IN LABOR FORCE BY 2018 73% WHITE COLLAR IN 2013 8.6MM WOMEN - OWNED BUSINESSES NAPW Online Networking Site Connecting Emerging Business Owners and New Customers Women are Projected to Make Up 51% of the Increase in the Workforce through 2018 and Make the Purchasing Decisions for themselves and their Families Source: Catalyst.org NATIONAL ASSOCIATION OF PROFESSIONAL WOMEN

STAR JONES President A well - respected, sought - after commentator and women’s and diversity advocate, Star is a highly accomplished attorney, former NYC prosecutor, entrepreneur, businesswoman, philanthropist, best - selling author and PDN/NAPW President. Star’s guest commentator appearances provide national exposure, promotion and credibility for PDN/NAPW in major broadcast markets and online -- raising awareness of PDN products and services, and creating new demand from potential clients. As the National Volunteer for the American Heart Association, Star positively impacts the lives of all women by empowering them to take action, stand stronger and join the fight against heart disease. PDN AND NAPW “STAR” POWER STAR JONES, PRESIDENT 17

Professional Diversity Network has over 50 Diversity Organizations, Not - for - Profits and Media Partners STRATEGIC PARTNERSHIPS ACCESSIBLE.ORG

PROVEN RESULTS “ The McGraw - Hill companies have worked with iHispano since 2005 to increase their diversity talent pipeline of candidates, and Professional Diversity Network is our go - to solution to build a diverse work environment. ” - Peter Castillo Senior Director, Talent Acquisition Inclusion & Diversity at The McGraw - Hill Companies “ Diversity is a core value of The McGraw - Hill Companies, and our commitment to a diverse work environment spans generations. Today, our reputation for integrity, quality and innovation depends on our ability to transform the diverse experiences, perspectives and ideas of our employees into outstanding information services and analysis that meet the financial, education and business needs of our customers worldwide. I believe that we are at our best when the men and women of The McGraw - Hill Companies work and thrive in a dynamic environment where inclusion is encouraged, differences are respected, and diversity is of paramount importance. “ Harold McGraw III Chairman, President and CEO 19

OUR ACQUISITIONS

RECENT ACQUISITIONS CAREER IMP Technology startup incubated at Carnegie Mellon University delivering leading job matching and online professional networking functionality. Patent protected technology PSI Online Virtual Career Fairs and Offline Career Networking Events NAPW National Association of Professional Women, over 700,000 members and over 200 local chapters GLOBAL OUTREACH In - bound career call center processing 20,000 conversations weekly with job seekers

BOARD OF DIRECTORS

BOARD OF DIRECTORS 23 Donna Brazile Managing Director of Brazile & Associates LLC Donna Brazile is a veteran Democratic political strategist. She is the founder and managing director of Brazile & Associates LLC, a general consulting, grassroots advocacy, and training firm based in Washington, DC. Ms. Brazile also is an adjunct professor at Georgetown University, a syndicated columnist for Universal Uclick , Ms. Magazine, and O, the Oprah Magazine, a television political commentator on ABC and CNN, and the Vice Chair of Voter Registration and Participation at the Democratic National Committee. Previously she served as interim National Chair of the Democratic National Committee and former chair of the DNC’s Voting Rights Institute. In 2000, she was the first African - American to manage a presidential campaign while working for Vice President Al Gore. Randi Zuckerberg CEO of Zuckerberg Media Randi Zuckerberg is the founder and CEO of Zuckerberg Media, a digital and traditional media company, and Editor - in - Chief of Dot Complicated, an online community helping us navigate and “untangle” our wired, wonderful lives. Randi recently released her first books with HarperCollins, an adult non - fiction book also titled Dot Complicated, which addresses the multifaceted complications of our socially transparent world, and a children’s picture book, titled Dot. She also recently appeared on Broadway in Rock Of Ages as Regina. As an early marketing executive at Facebook, Randi created and ran the social media pioneer’s marketing programs. She led the company’s U.S. election and international politics strategy and created Facebook’s live streaming initiatives during the 2008 Presidential Inauguration. Randi was nominated for an Emmy Award in 2011 for her innovative coverage of the 2010 mid - term elections that integrated online and TV coverage in unique formats.

BOARD OF DIRECTORS 24 Daniel Marovitz President of Europe, Earthport PLC He is the President of Earthport , Europe and a member of the executive team of Earthport PLC, the largest open network for cross border payments. He is a respected web entrepreneur, and banker. He founded of Buzzumi , a software platform that helps consulting and advice - based businesses operate online. From 2007 to 2011, he served as Head of Product Management and member of the board of Deutsche Bank’s Global Transaction Bank. Previously, Daniel served as Chief Information Officer for Investment Banking of Deutsche Bank and the Chief Operating Officer of technology from 2002 to 2007. Mr. Marovitz joined Deutsche Bank in 2000 as Managing Director and Chief Operating Officer of the eGCI group at Deutsche Bank. Previously, he was Vice President of Commerce at iVillage , an online women’s network from 1998 to 2000. Mr. Marovitz also worked for Gateway 2000 where he served as the head of Gateway.com from 1996 to 1998 and was the co - founder of Gateway’s Japanese subsidiary in Tokyo from 1994 to 1996. Star Jones President and National Spokesperson – Professional Diversity Network A former Senior Assistant District Attorney for the city of New York, Star Jones previously served as a Legal Correspondent, Analyst and highly sought after Television Personality over the last two decades. From 1997 - 2006, she was co - host of ABC’s hit daytime show The View. For her work in television, Ms. Jones has received nine Emmy nominations. Also an accomplished author, Ms. Jones has written three best - selling books and launched and supported numerous successful businesses. A prolific fundraiser for philanthropic causes, since 2011, Ms. Jones has been the face of the American Heart Association's (AHA) National Go Red efforts as a National Volunteer. Ms. Jones frequently lectures on a variety of topics, including law, politics, race, gender equality, networking, women’s empowerment, pop culture, fitness and heart health.

BOARD OF DIRECTORS 25 Stephen Pemberton VP & Chief Diversity Officer of Walgreens Stephen Pemberton is a director. In 2011, he joined Walgreen Co., a retail pharmacy company, as Divisional Vice - President and Chief Diversity Officer. From 2005 to 2010, Mr. Pemberton was Chief Diversity Officer and Vice - President of Diversity and Inclusion at Monster Worldwide.com . Mr. Pemberton is the author of the Best Selling Book, “ A Chance In The World” and lectures across the nation on Diversity and Inclusion in the workplace. Andrea Sáenz First Deputy Commissioner at Chicago Public Library Andrea Sáenz is a director. Since May 2011, she has served as Chief of Staff for the Chicago Public Schools. From August 2010 to May 2011, Ms. Sáenz was Board Resident at the U.S. Department of Education. From July 2006 to August 2010, Ms. Sáenz was executive director for the Hispanic Alliance for Career Enhancement, a nonprofit organization dedicated to the advancement of Latino professionals. Prior to holding that position, she was a fellow at the University of Pennsylvania Fels Institute of Government. Ms. Sáenz began her career at Congreso de Latinos Unidos , an organization focusing on Latino - American communities. Matt B. Proman Chief Operating Officer – Professional Diversity Network Matthew B. Proman founded NAPW in October 2007 and served as its Chairman and Chief Executive Officer until merging with PDN in 2014. Mr. Proman’s “hands - on,” entrepreneurial approach at NAPW includes his day - to - day operational leadership of NAPW’s sales, technology and marketing functions. Mr. Proman previously founded and led Cambridge Publishing Co., a publishing company specializing in business - to - business and business - to - consumer networking, from 2002 to 2007. Mr. Proman also devotes considerable time to a variety of charities such as Mount Sinai Hospital in New York City, the National Diabetes Foundation and the Jack Martin Foundation for Terminally Ill Children.

BOARD OF DIRECTORS 26 James Kirsch Chief Executive Officer and Chairman of the Board – Professional Diversity Network James Kirsch has served as our Chief Executive Officer and as a member of our management board since 2008. Mr. Kirsch served as Chief Strategic Officer at AMightyRiver.com , a division of PDN from 2004 to 2008. From 1996 to 2001 Mr. Kirsch was the Chief Executive Officer of eSpecialty Brands, an online retail company. Additionally, Mr . Kirsch served as Chief Executive Officer at iMaternity.com , the ecommerce partner of iVillage.com from 1983 to 1996 and Manager, Vice President and Chief Operating Officer at Dan Howard Industries, a vertically integrated retailer of apparel. Mr. Kirsch served as Mayor Pro - Tem and City Councilman, Chairperson of the Finance Committee and Business Alliance in Highland Park, Illinois from 2001 to 2013. Barry Feierstein Barry Feierstein is a business consultant who began his career at McKinsey and Company. In additional to his consulting services he was employed at the University of Phoenix, an online institution of higher learning and a wholly owned subsidiary of the Apollo Group from 2010 to 2014, serving as the Chief Business Operating Officer. Prior to that, he served as Executive Vice President of Sales & Marketing for Sallie Mae, a student loan service company, from December 2007 to November 2009, and Senior Vice President of Private Credit Lending at Sallie Mae from January 2007 to December 2007.

SUMMARY CAPITALIZATION TABLE 27 Shares Outstanding % Common Stock 12,789,072 95% Equity Awards 1 346,000 2% Warrants 2 362,000 3% Fully Diluted Shares Outstanding 13,497,572 100% 1 weighted average exercise price : $3.45 2 weighted average exercise price : $8.34

SUMMARY • B alance sheet supported by $6.7 million in cash and short - term investments and over $53.6 million of stockholders’ equity, gross profit margins of over 70% • PDN is uniquely positioned to be the leading resource to reach and recruit diverse talent among the audience of almost 72MM women and 55MM diverse Americans in the US workforce* • Intensifying regulations to hire diverse candidates has increased employers’ need for diversity recruitment outreach and hiring • Increasing momentum: $11.2 million in unaudited sales bookings in the first quarter of 2015, versus $1.6 million during the first quarter of 2014 • Registered users during 2014 increased 14%, with over 3.4MM users in our user base and over 700,000 in our NAPW database • Proprietary technology now increasing web traffic, job seeker applications and operating efficiencies • Currently providing diversity recruitment services for some of the nations largest employers All numbers are reflective December 31, 2014 reporting 28 * Source : Catalyst.org